Exhibit 99.2

WRITTEN CONSENT

OF THE UNITHOLDERS OF

DOMINION ENERGY MIDSTREAM PARTNERS, LP

(“Dominion Energy Midstream”)

Please return this consent promptly. Your common units representing limited partner interests in Dominion Energy Midstream (“DEM Common Units”) and/or Series A convertible preferred units representing limited partner interests in Dominion Energy Midstream (“DEM Series A Preferred Units”) will be tabulated and voted on the proposal as indicated below. If you do not return this consent, it will have the same effect as a vote against the proposal. Once a sufficient number of consents to approve the proposal have been received, the consent process will conclude.

This written consent relates to the Agreement and Plan of Merger, dated as of November 26, 2018 (the “Merger Agreement”), by and among Dominion Energy, Inc. (“Dominion Energy”), Tredegar Street Merger Sub, LLC, an indirect, wholly owned subsidiary of Dominion Energy (“Merger Sub”), Dominion Energy Midstream and Dominion Energy Midstream GP, LLC, the general partner of Dominion Energy Midstream, which provides for the merger of Merger Sub with and into Dominion Energy Midstream, with Dominion Energy Midstream surviving as an indirect, wholly owned subsidiary of Dominion Energy (the “Merger”).

The undersigned, being a holder of record as of the close of business on January 7, 2019 (the “Record Date”) of DEM Common Units and/or DEM Series A Preferred Units, hereby consents to and approves, by written consent without a meeting, the Merger Agreement and the transactions contemplated thereby, including the Merger.

By signing this written consent, the undersigned shall be deemed to have voted in favor of the proposal described above with respect to all DEM Common Units and/or DEM Series A Preferred Units held of record by the undersigned as of the Record Date. By signing this written consent, the undersigned also acknowledges receipt of the consent statement/prospectus which is part of the registration statement on Form S-4 (Registration No. 333-228732) of Dominion Energy and which more fully describes the proposal set forth above.

THIS WRITTEN CONSENT MAY BE REVOKED AT ANY TIME BEFORE RECEIPT BY THE CORPORATE SECRETARY OF DOMINION ENERGY MIDSTREAM OF WRITTEN CONSENTS REPRESENTING A MAJORITY OF THE OUTSTANDING DEM COMMON UNITS AND A MAJORITY OF THE OUTSTANDING DEM COMMON UNITS AND DEM SERIES A PREFERRED UNITS CONSIDERED TOGETHER AS A SINGLE CLASS.

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as an attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If units are held by a corporation, please sign by an authorized officer on behalf of the corporation. If units are held by a partnership or other entity, please sign by an authorized person on behalf of the partnership or entity. Please execute, date, sign and return this Written Consent promptly to Dominion Energy Midstream by faxing it to Dominion Energy Midstream Partners, LP, Attention: Corporate Secretary, at (804) 819-2232, by emailing a .pdf copy of it to corporate.secretary@dominionenergy.com, or by mailing it to Dominion Energy Midstream Partners, LP at 120 Tredegar Street, Richmond, Virginia 23219, Attention: Corporate Secretary.

IF AN INDIVIDUAL:		IF AN ENTITY:

(please print or type complete name of entity)

By:		By:

	(duly authorized signature)		(duly authorized signature)

Name:		Name:

	(please print or type full name)		(please print or type full name)

Title:

(please print or type full title)

Date:	, 2019	Date:	, 2019